(Date)

Mr. Gary Gifford
3145 Waiea Place
Kihei, Maui, HI  96753


               Re:  Employment Separation Agreement

Dear Gary:

     Thank you for meeting with me to discuss your separation

from Maui Land & Pineapple Company, Inc. ("MLP").  Based on our

discussion, this letter sets forth the terms and conditions

regarding your separation from MLP, which we have agreed to

subject to approval by MLP's Board of Directors.  Upon review and execution by you and approval by MLP's Board of Directors, this letter will become a legally enforceable agreement between you and MLP on the terms and conditions described below, so please first review it carefully with your attorney.


     1.   Separation of Employment


     To be consistent with MLP's payroll periods, your separation from employment with MLP will be effective as of 5:00 p.m., on

June 8, 2003 provided that we agree your last day of work at MLP shall be May 27, 2003.  You will be paid your regular salary and your unused vested and accumulated vacation pay through June 8,

2003 on or before June 8, 2003.  MLP will withhold from your regular salary payments all required payroll and other currently authorized withholdings and deductions and from your vested and accumulated vacation payments only the applicable payroll taxes.

After the effective date of your separation MLP understands and agrees that you will not be providing any employment services to

MLP and you understand and agree that you will not be provided or eligible for any compensation or employee benefits from MLP

except as described in Paragraph 2 below.


     2.   Separation Benefits.


          a.   Existing Employment Benefits.


               You will continue to receive all existing employee

benefits to which you have vested under MLP's current employee benefit plans and policies, less applicable payroll taxes, in accordance with the terms and conditions of those benefit plans and any applicable Summary Plan Descriptions, which will control in the event of any conflict with this letter, (except for Sub-

paragraphs 2.a.(3) and (6)), as follows:


          (1)  Vested and accumulated vacation pay benefit

               through June 8, 2003 in the amount of $49,038:


          (2)  Employee Stock Ownership Plan Benefit;


          (3)  Terminated Unfunded Executive Deferred

               Compensation Plan benefit totaling $347,954

               payable in equal monthly installments over a

               maximum of ten years. Payments to commence

               immediately following your separation from

               employment in accordance with MLP's normal payroll

               payment schedule;


          (4)  2003 Unfunded Incentive Plan Benefit with a pro-

               rata share of 42% of any award, should a plan be

               in place and business results trigger payouts. Any

               award payment would be calculated and paid in

               accordance with the terms of the Plan documents;


          (5)  Unfunded Long term Incentive Plan awards payable

               as follows:


               2001 Cycle: Pro-rata share of 81% of any award

                    payable in 2004


               2002 Cycle: Pro-rata share of 47% of any award

                    payable in 2005


               2003 Cycle: Pro-rata share of 14% of any award,

                    should a plan be in place, payable in

                    2006


               Any award under the Plan would be paid following

               the end of the three year performance cycle in

               accordance with the terms of the plan documents


          (6)  Unfunded Executive Severance Plan benefit in the

               amount of $566,667 payable as a lump sum upon

               separation from employment;


          (7)  Medical Premium payments payable in equal monthly

               amounts for sixteen (16) months from June 1, 2003

               through September 30, 2004 in accordance with the

               terms and conditions applicable to salaried

               employees of MLP;


          (8)  Dental Premium payments payable in equal monthly

               amounts for sixteen (16) months from June 1, 2003

               through September 30, 2004 in accordance with the

               terms and conditions applicable to salaried

               employees of MLP;


          (9)  Qualified Group Life Insurance Plan with an

               insurance benefit of $350,000 subject to reduction

               and payment in accordance with the terms and

               conditions of the Plan;


          (10) Other Employees Plans. Any and all other MLP

               employee benefit plans and policies including but

               not limited to MLP golf privileges shall apply to

               you on the same terms and conditions that such

               plans and privileges are provided to salaried

               employees generally, as amended from time to time.


          b.   Additional Separation Benefits.


               In addition to the vested employment benefits

described in Paragraph 2.a. above, and in consideration of your release, indemnification and promises described below, MLP will provide the following additional separation benefits:


          (1)  Defined Benefit Plan and SERP Target Benefit

     Enhancements:


               MLP will increase the age and or service credit

     for your Defined Benefit Plan Single Life Annuity and your

     Unfunded SERP Target Benefit Single Life Annuity so that

     your combined single life annuity annual benefit under your

     Defined Benefit Plan Single Life Annuity and your SERP

     Target Benefit Single Life Annuity is increased to a total amount of $152,094.24.  If you select a joint and survivor benefit, the foregoing benefit amount will be adjusted in

     accordance with the terms of the Plans.  The amount of the benefit in excess of the amount paid from the Defined

     Benefit Plan will be paid from MLP's general assets under

     the terms of the SERP Plan.


          (2)  Health Care Benefit Enhancements


               (a)  The monthly Medical Premium Payments made by

          MLP described in Paragraph 2.a.(7) above shall be

          extended for two (2) months through November 30, 2004

          on the same terms and conditions applicable to salaried

          employees of MLP.


               (b)  The monthly Dental Premium Payments made by

          MLP described in  Paragraph 2 a.(8) above shall be

          extended by two (2) months through November 30, 2004 on

          the same terms and conditions applicable to salaried

          employees of MLP.


               (c)  Retiree Medical Benefits


                    You will be credited with four (4) additional

          years of service to qualify for retiree medical

          benefits based on twenty (20) years of service in order

          to provide you and your spouse with lifetime medical,

          drug and vision benefits on the following terms and

          conditions:


               (i) MLP agrees to provide you and your spouse with

          pre-Medicare medical, drug and vision plan benefits as

          available under MLP's medical plans and to pay seventy-

          five (75%) of the premium cost of MLP's base medical

          plan provided you timely pay the remaining premium cost

          of such medical plan coverage as you elect; and,


               (ii) At such time as you and your spouse each

          first become eligible for a Medicare Supplement Plan

          ("MSP"), then the Pre-Medicare plan coverage will cease

          and instead MLP will pay seventy-five percent (75%) of

          the premium cost of its base MSP coverage for you and

          your spouse for the duration of your lifetime provided

          that you and your spouse cooperate with the application

          for MSP coverage and timely pay the balance of the

          premium cost of the MSP coverage you elect.


               (iii) During any time after your separation from

          MLP you or your spouse become eligible for comparable

          medical, drug and vision benefit coverage at no greater

          cost to you from another employing entity MLP will be

          relieved from its obligations under this Sub-Paragraph

          2.b.(2)(c) during the period that you or your spouse

          are receiving such  benefits coverage from another

          employing entity.


               (iv) If after you or your spouse becomes eligible

          for a MSP, MLP's base MSP no longer exists, MLP agrees

          to pay seventy-five percent (75%) of the premium cost

          for a Medicare supplement plan with medical, drug and

          vision benefits comparable to MLP's base MSP on the

          same terms as are stated in Subparagraph

          2.b.(2)(c)(ii), should you elect such coverage.


          (3)  Unfunded Executive Severance Plan


               You will also be credited with an additional four

     (4) months of severance benefits for an additional $141,667 payable in a lump sum at termination.


     You and MLP agree that MLP's breach of any of MLP's

agreements in this Paragraph 2 would be a material breach which will relieve you, but not MLP, of any further obligations under this Agreement and to such remedies as you may be entitled, if any, at law or equity.


     3.   MLP Property.


     Any MLP documents, information and property should be

returned to MLP on or before June 6, 2003, including and without limitation confidential business or customer reports, maps,

files, memoranda, records, phones, software, credit cards, door and automobile and file keys, computers and computer access

codes, disks and instruction manuals and vehicles.


     4.   Confidentiality, Cooperation, and Trade Secrets.


     In order to assure a cooperative and harmonious separation and recognizing the importance of your and MLP's reputations and business operations, we are further agreeing as follows:


          a.   Neither you nor MLP will make or encourage any

disparaging comments about each other or MLP's owners, directors,

officers, employees or business operations.  You have also agreed to MLP's prior public statement of your separation from MLP.


          b.   You and MLP also agree to keep confidential the

terms and amount of this Agreement to the extent not disclosed publicly by MLP either directly or by a filing of such

information with a government agency, provided that you may

discuss this Agreement with your attorney(s), accountant(s),

financial advisor(s) and/or immediate family once they have also agreed to keep the fact and contents of this Agreement

confidential and not disclose such information to others.  MLP may likewise disclose the terms and amount of this Agreement to

(i) its directors, officers, employees, attorneys, auditors and accountants once they have agreed to keep the fact and contents of this Agreement confidential and not to disclose such

information to others, and (ii) to government agencies or other private entities as may be required or prudent for its business operations.


          c.   You and MLP agree that you will comply with HRS

Chapter 482B and the common law requirements described in

Restatement (Second) Of The Law - Agency, Section 396 which will continue in effect after your separation.  You and MLP also agree that any and all information obtained by you or disclosed to you during your employment with MLP which is not already known to the general public, including but not limited to MLP's confidential financial and business information, strategic plans, projects,

customers, programs, methods of operation, processes, practices,

policies and procedures, are strictly confidential and

proprietary to trade secrets of MLP and shall not be disclosed or discussed, or revealed by you to any person, entities or

organizations at any time unless compelled by law.


          d.   You and MLP also agree that if you are needed to

assist MLP to prepare for or to testify on behalf of MLP in any litigation after the effective date of your separation, that you will do so provided that if such preparation or testimony

requires you to travel by airplane or requires more than two days of your time at any one time, MLP will reimburse you for any required air travel based on an advanced purchase coach airfare and any hotel accommodations and meals while you are away from home.


          e.   You understand and acknowledge that the provisions

in this Paragraph 4 are a material inducement for MLP to enter into this Agreement and to provide the additional separation benefits described in Paragraph 2.b. above.  Therefore you and

MLP agree that your breach of any of your agreements in this

Paragraph 4 would be a material breach which will relieve MLP,

but not you, of any further obligations under this Agreement and in addition to any other remedies available to MLP at law or equity shall entitle MLP to recover any of the Additional

Separation Benefits (or if not available, the cost to MLP of said benefits) already provided to you.


     5.   Mutual Release, Indemnification and Promise Not To Sue.


          a.   Release. As a material inducement to you and MLP

to enter into this Agreement and to provide you the Additional

Separation Benefits describe in Paragraph 2.b. above and to

provide MLP with the promises described in Paragraph 4 above, you and MLP hereby irrevocably and unconditionally release, acquit,

and forever discharge each other from any and all claims,

liabilities, and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever, statutory or common law, known or unknown, suspected or unsuspected including, but not limited to any constitutional, statutory or common law claims arising out of or under any (i) express or implied contract of employment; (ii) federal, state or common law prohibition of age or other forms of employment discrimination, retaliation,

wrongful discharge, or public policy; (iii) your recruitment for,

employment with, or separation from employment with MLP and, (iv)

any employee benefit plan or law applicable to employee benefit plans against each other based on any act of omission from the beginning of time through the effective date of your separation from employment with MLP (collectively called "Claims").


     The foregoing release shall not apply to any claim by you to any vested employee benefit described in Paragraph 2.a. above or any claim by you or MLP to enforce your or MLP's express

obligations under this Agreement or for benefits under any

federal or Hawaii law that cannot be waived or discharged by agreement.  Moreover, except to the extent permitted by law,

nothing in this Agreement shall interfere with the enforcement authority of any federal or state agency or your right to

cooperate with any investigation by such an agency.  You are,

however, waiving your right to recover any monetary award based on any such agency action whether or not it is initiated by you.


          b.   Indemnification.


               As a further material inducement to you and MLP to

enter into this Agreement and to pay to you the Additional

Separation Benefits described in Paragraph 2.b. above and to provide MLP with the promises described in Paragraph 4 above, you and MLP hereby agree to indemnify and hold each other harmless from and against any and all losses, costs, damages, or expenses,

including, without limitation, attorneys' fees incurred by you or

MLP arising out of any breach of the agreement by you and MLP not to initiate or file any claim or lawsuit against each other over any Claims released in Paragraph 5.a. above.  You and MLP

expressly understand and acknowledge that this Agreement may be pleaded as a defense to and may be used as the basis for an

attempted injunction against any action, suit, administrative or other proceeding which may be instituted, prosecuted or attempted as a result of an alleged breach of this agreement by you or MLP.


          c.   Promise Not to Sue.


          You and MLP also agree not to file or initiate any

claim or lawsuit against each other with any agency or court based on any Claims covered by the release set forth in Paragraph

5.a. other than to enforce this Agreement or to obtain a benefit that by law cannot be waived.  If either you or MLP file any administrative claim or lawsuit(s) against the other based on any

Claims waived or released by this Agreement, then in addition to all other remedies provided by law or equity, the filing or

initiating party agrees to pay the defending party for all costs,

including reasonable attorneys fees, incurred by the party

defending against the waived or released Claims.  If MLP is the defending party and you ultimately prevail, MLP may credit any amounts paid under this Agreement against any recovery obtained by you.


     6.   Review and Revocation Rights


     Because this Agreement includes a waiver and release of your right to file a claim for age discrimination under the Federal

Age Discrimination In Employment Act ("ADEA"), you understand and acknowledge that you have up to twenty-one (21) days to decide whether to sign this Agreement and that you should consult with an attorney.  In addition, you understand that within seven (7)

days after signing this Agreement, you may revoke in writing your waiver and release of any claim under the ADEA, but not any other

Claims you have waived or released by either delivering the

written notice of revocation to Mr. David Heenan at 900 Fort

Street, Suite 1450, Honolulu, Hawaii, 96813, or by mailing the notice to the foregoing address on or before the end of the

seven (7) day revocation period provided the mailing is post marked no later than the seventh day of the revocation period and is sent by United States Mail, certified mail, return receipt requested, to Mr. David Heenan at the address shown above.  If the seventh day falls on a Saturday, Sunday or holiday, the next regular business day will be considered the seventh day.  If you elect in a timely manner to revoke the release of any Federal

ADEA claim, the release will still remain in effect for all

other Claims but the Additional Separation Benefits described in paragraph 2.b above shall be reduced by twenty-five percent (25%)

of their value.


     You and MLP understand and agree that unless otherwise

agreed in another writing by the parties, the terms of this

agreement will not be effective until the later of the separation of your employment with MLP or the expiration of the seven (7)

day revocation period described above.  If you execute and

deliver this Agreement but then timely revoke your release of any federal age discrimination claim, this Agreement and release of all other Claims will remain in full force and effect as modified above.


     7.   Arbitration.


     Because of the delay, expense and publicity which results

from the use of the State and Federal court systems, you and MLP agree to submit to final and binding arbitration any claims and disputes arising out of or related to the interpretation,

application and/or enforcement of this Agreement or between you and MLP, including but not limited to any constitutional,

statutory, or common law claims rather than to use such court system.  In any such arbitration, the then existing American

Arbitration Association ("AAA") rules for resolving employment disputes shall govern the arbitration, subject to the Federal

Arbitration Act, if applicable, or if not applicable then the

Hawaii Uniform Arbitration Act, H.R.S. Chapter 658A  then in effect.  To the extent such AAA rules include any provisions that would render this agreement to arbitrate unenforceable, they shall be modified to conform to the law or if they cannot be modified they shall be deemed null and void.


     8.   Voluntary Mutual Agreement


     You understand your right to discuss and have discussed all aspects of this Agreement with your attorney and represent to MLP that you have carefully read, fully understand all of the

provisions of this Agreement and based on the advice of your attorney voluntarily enter into this Agreement.  The parties each represent and acknowledge that they are entering into this

Agreement to effect an amicable and positive separation of your employment with MLP and not as an admission that either party has violated any law or other legal obligations such as those

described in Paragraph 5 above.  This Agreement represents an amicable compromise and settlement of all the parties' rights,

claims and benefits.


     9.   Entire Agreement


     You represent and acknowledge that in executing this

Agreement you do not rely, and have not relied, upon any

representation or statement by MLP or any representative of MLP not set forth in this Agreement regarding the subjects of this

Agreement or your recruitment for, employment with, or separation from employment with MLP.


     This Agreement sets forth the entire agreement between you and MLP with regard to the conditions of your separation from employment with MLP and supersedes any prior promise or

agreement.  This Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns.  You agree to keep MLP informed of your address to ensure your receipt of all communications and required government forms, such as W-4s and so forth.


     PLEASE READ CAREFULLY.  THIS EMPLOYMENT SEPARATION AGREEMENT

INCLUDES A RELEASE OF ALL CLAIMS.



                                MAUI LAND & PINEAPPLE COMPANY, INC.



/S/ GARY L. GIFFORD           By:  /S/ DAVID HEENAN
    GARY GIFFORD                       DAVID HEENAN
                                       Its Director

Date:   4/15/03                 Date:   4/20/03